Exhibit 99.1

Diamondback Energy Prices Offering of Senior Notes
November 20, 2019

MIDLAND, Texas, November 20, 2019 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”) announced today that it has priced an offering of $1.0 billion of 2.875% senior notes that will mature on December 1, 2024 (“the 2024 notes”), $800 million of 3.250% senior notes that will mature on December 1, 2026 (“the 2026 notes”) and $1.2 billion of 3.500% senior notes that will mature on December 1, 2029 (“the 2029 notes” and, collectively with the 2024 notes and the 2026 notes, the “Notes”). The prices to the public for the 2024 notes, the 2026 notes and the 2029 notes are 99.959%, 99.858% and 99.741% of the principal amounts, respectively.
Diamondback intends to use the net proceeds from the offering (i) to repay a portion of the outstanding borrowings under its revolving credit facility, (ii) to redeem all of the outstanding $1.25 billion aggregate principal amount of its 4.750% senior notes at an aggregate purchase price of approximately $1.3 billion, including the redemption premium and accrued and unpaid interest to the date of the redemption and (iii) for general corporate purposes. The offering is expected to close on December 5, 2019, subject to customary closing conditions.
The Notes will be sold in a registered offering pursuant to an effective shelf registration statement on Form S-3ASR that was previously filed with the Securities and Exchange Commission, a prospectus supplement and related base prospectus for the offering.
BofA Securities, Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC served as joint book-running managers for the offering. When available, copies of the prospectus supplement and related base prospectus for the offering may be obtained from BofA Securities, Inc., 200 North College Street, NC1-004-03-43, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department (or e-mail at dg.prospectus_requests@bofa.com), J.P. Morgan Securities LLC, 383 Madison Avenue New York, New York 10179 (or telephone at 212-834-4533) or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota, Attn: WFS Customer Service (or telephone at 1-800-645-3751 or e-mail at wfscustomerservices@wellsfargo.com). Electronic copies of the prospectus supplement and related base prospectus for the offering will also be available on the website of the Securities and Exchange Commission at www.sec.gov.
This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering of the Notes may only be made by means of a prospectus supplement and related base prospectus. This press release shall not constitute a notice of redemption under the indenture governing Diamondback’s 4.750% senior notes.
About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

Source: Diamondback Energy, Inc.